Exhibit 99.3

Contact: Michael Powell

Vice President, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES CLOSING OF XCEL TELECOM PRIVATE LIMITED ACQUISITION

Boston, Massachusetts – May 27, 2009: American Tower Corporation (NYSE: AMT) announced today that it has completed the acquisition of XCEL Telecom Private Ltd. (“XCEL”). At closing, XCEL owned approximately 1,660 towers, which are located in fifteen telecom circles in India and currently average 1.4 tenants per tower. Additionally, XCEL had approximately 70 towers in various stages of development that American Tower plans to complete over the next several months.

The acquisition’s total consideration, which is subject to certain post closing adjustments, will be satisfied with cash and the assumption of XCEL’s net debt and other liabilities at closing. The Company used its existing cash and cash equivalents to satisfy the cash requirements at closing.

About American Tower

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower owns and operates over 25,000 communications sites in the United States, Mexico, Brazil and India. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements”, all of which are inherently uncertain. We have based those forward looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company’s expectations of the completion of certain towers and the net expected cash consideration of the transaction. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for the Company’s indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of Form 10-Q for the quarter ended March 31, 2009 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.